UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 15, 2017

Herbalife Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	1-32381	98-0377871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 309GT, Ugland House, South Church Street, Grand Cayman, Cayman Islands	KY1-1106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: c/o (213) 745-0500

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 15, 2017 (the “Closing Date”), Herbalife Ltd., a Cayman Islands exempted limited liability company (“Herbalife”), Herbalife International, Inc., an indirect wholly-owned subsidiary of Herbalife (“HII”), Herbalife International Luxembourg S.à R.L., an indirect wholly-owned subsidiary of Herbalife (“HIL” and, collectively with Herbalife and HII, the “Revolver Borrowers”), HLF Financing S.à r.l., an indirect wholly-owned subsidiary of Herbalife (“Lux TL Borrower”), HLF Financing US, LLC, an indirect wholly-owned subsidiary of Herbalife (“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”; the Term Loan Borrowers, together with the Revolver Borrowers, the “Borrowers”), and certain other direct and indirect wholly-owned subsidiaries of Herbalife, as guarantors (collectively, the “Guarantors”), entered into a $1,450.0 million senior secured credit facility (the “New Credit Facility”), consisting of a term loan facility in an initial aggregate principal amount of $1,300.0 million (the “Term Loan Facility”) and a revolving facility in an initial aggregate principal amount of $150.0 million (the “Revolving Facility”) with a syndicate of financial institutions as lenders (the “Lenders”), Credit Suisse Securities (USA) LLC and Coöperatieve Rabobank U.A., New York Branch, acting as joint lead arrangers and joint bookrunners, Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Term Loan Facility Lenders and collateral agent, and Coöperatieve Rabobank U.A., New York Branch, as an Issuing Bank and as administrative agent for the Revolving Facility Lenders.

The New Credit Facility replaces Herbalife’s existing $425 million senior secured credit facility originally entered into on March 9, 2011 and amended and restated on May 4, 2015 (as amended, the “Prior Credit Facility”), with a syndicate of financial institutions as lenders and Merrill Lynch, Pierce, Fenner & Smith Inc. and J.P. Morgan Securities LLC, acting as joint lead arrangers and joint book-runners, and Bank of America, N.A. as administrative agent and collateral agent, which was due to expire in March 2017. All commitments under the Prior Credit Facility were terminated effective the Closing Date.

All obligations of the Borrowers under the New Credit Facility are unconditionally guaranteed by the Guarantors and secured by substantially all of the assets of the U.S. Guarantors. The Revolving Facility has a 5-year maturity and the Term Loan Facility has a 6-year maturity. The New Credit Facility permits the Borrowers to borrow in U.S. dollars and, subject to certain limitations, in Euros. Borrowings under the Term Loan Facility will bear interest at either the eurocurrency rate plus a margin of 5.50% or the base rate plus a margin of 4.50%. Depending on Herbalife’s total leverage ratio, borrowings under the Revolving Facility will bear interest at either the eurocurrency rate plus a margin of either 4.50% or 4.75% or the base rate plus a margin of either 3.50% or 3.75%, and will initially bear interest at the eurocurrency rate plus a margin of 4.75% or the base rate plus a margin of 3.75%. Herbalife will pay a commitment fee on the Revolving Facility of 0.50% per annum depending on the level of Revolving Facility usage. On or prior to August 15, 2018, amounts voluntarily prepaid under the Term Loan Facility will incur a prepayment premium of 1%; thereafter amounts outstanding under the Term Loan Facility may be prepaid at Herbalife’s option without premium or penalty, subject to customary breakage fees in connection with the prepayment of a eurocurrency loan.

The New Credit Facility contains affirmative, negative and financial covenants customary for financings of this type, including, among other things, limitations or prohibitions on declaring and paying dividends and other distributions, redeeming and repurchasing certain other indebtedness, loans and investments, additional indebtedness, liens, mergers, asset sales and transactions with affiliates. In addition, the New Credit Facility contains customary events of default.

Item 1.02 Termination of a Material Definitive Agreement.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 8.01 Other Events.

On February 15, 2017, Herbalife issued a press release announcing the transactions described herein, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release issued by Herbalife Ltd. on February 15, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Herbalife Ltd.

February 15, 2017	By:	/s/ Mark J. Friedman

		Name:	Mark J. Friedman
		Title:	General Counsel

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	99.1 Press release issued by Herbalife Ltd. on February 15, 2017.

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